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A LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

                               __________ __, 2004

China Mineral Acquisition Corporation
c/o Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by China Mineral Acquisition Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (the
"Registration Statement") with the Securities and Exchange Commission (the
"Commission") under the Securities Act of 1933, as amended (the "Act"), covering an underwritten public offering of (i) 4,000,000 Units, with each Unit consisting of one share of the Company's common stock, par value $.0001 per share (the "Common Stock"), and warrants to purchase two shares of the Company's
Common Stock (the "Warrants"), (ii) up to 600,000 Units (the "Over-Allotment
Units") for which the underwriters have been granted an over-allotment option,
(iii) up to 400,000 Units (the "Purchase Option Units") which Broadband Capital
Management LLC acting as representative of the underwriters (the "Underwriters")
will have the right to purchase (the "Purchase Option") for its own account or that of its designees, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v)
all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.

     In connection with this opinion, we have examined and relied upon the
Registration Statement and related Prospectus, the Company's Amended and
Restated Certificate of Incorporation and its By-laws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation
Law of the State of

[LOEB& LOEB LLP LOGO OMITTED]
China Mineral Acquisition Corporation
__________ __, 2004

Delaware, including all applicable statutory provisions and applicable reported judicial decisions interpreting such laws, and the Constitution of the State of
Delaware.

     Based upon the foregoing, we are of the opinion that the Units, the
Over-Allotment Units, the Purchase Option Units, the Warrants and the Common
Stock to be sold to the Underwriters, when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the
Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

     We consent to the reference to our firm under the caption "Legal Matters"
in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                               Sincerely,

                                               Loeb & Loeb LLP